EXHIBIT 99.1

FOR IMMEDIATE RELEASE Contact: Fred Zinn, President and CEO Phone: (914) 428-9098 Fax: (914) 428-4581 E Mail: Drew@drewindustries.com

DREW INDUSTRIES REPORTS 2011 THIRD QUARTER RESULTS

White Plains, New York – November 2, 2011 – Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles (RV) and manufactured homes, today reported net income for the third quarter ended September 30, 2011 of $5.6 million ($0.25 per diluted share), compared to net income of $8.0 million ($0.36 per diluted share) reported in the third quarter of 2010.

Net sales in the 2011 third quarter increased 14 percent to $167 million, from $147 million in the third quarter of 2010, as a result of a 12 percent increase in Drew’s RV Segment sales, and a 23 percent increase in Drew’s Manufactured Housing Segment sales. These sales gains were achieved despite a 2 percent decrease in industry-wide wholesale shipments of travel trailer and fifth-wheel RVs, and no significant change in industry-wide production of manufactured homes.

As a result of market share gains and acquisitions completed in 2011, Drew’s October 2011 net sales increased more than 55 percent compared to last October, to $62 million. Excluding the impact of sales price increases and 2011 acquisitions, sales for October 2011 were up more than 30 percent, exceeding our estimate of growth in industry-wide production of RVs and manufactured homes.

“Third quarter 2011 net income was reduced by approximately $0.05 per diluted share due to higher raw material costs flowing through our P&L,” said Fred Zinn, Drew’s President and CEO. “While the sales price increases we implemented did not fully offset peak raw material costs, based on recent cost trends we expect the impact of high raw material costs to decline over the coming months. In addition, net income was reduced by approximately $0.05 per diluted share as a result of higher than usual production costs for one of our product lines, in part related to increased demand. We have taken corrective action to help ensure that these production costs improve over the next few quarters.”

Results for the third quarter of 2011 also included start-up costs of $0.03 per diluted share related to recently completed acquisitions, new product introductions, and other projects. On the other hand, results for the prior year third quarter benefitted from an after-tax gain of $0.03 per diluted share, related to an adjustment to previously estimated future earn-out payments on acquisitions.

“We recognize that one of our most important responsibilities is to maintain our focus on the long-term, and in the third quarter we invested significant resources – both financial and human – to increase our long-term profit potential,” said Zinn.

“During the third quarter we completed three acquisitions at a cost of $42 million, which add more than $75 million of annual sales, and represent significant profit potential,” said Jason Lippert, CEO of Drew’s subsidiaries, Lippert Components and Kinro. “We also invested in a new aluminum extrusion operation, as well as several new product lines, key among them our new RV awnings which has a market potential in excess of $100 million. As a result of our reputation for providing outstanding customer service and product quality, we are confident in our ability to gain market share in these new product lines.”

EXHIBIT 99.1

The three operations acquired by Drew during the 2011 third quarter were:

•	A manufacturer of components for RVs and mobile office units, with annual sales of approximately $12 million, which expands Drew’s product offerings;

•
A manufacturer of towable RV chassis and slide-out mechanisms with annual sales of more than $40 million. These acquired operations were consolidated into Drew’s existing facilities in the third quarter of 2011, which is expected to minimize fixed costs and improve production efficiencies; and

•
Starquest Products, a growing manufacturer of windows for truck caps, horse trailers, and certain types of buses, with annual sales of approximately $22 million. The new markets and customers of this business provide Drew with the opportunity to expand sales of its existing products.

“These acquisitions, as well as the awning and aluminum extrusion projects, fit right into our strategic plan to utilize our extensive financial and human resources, along with our manufacturing and distribution capabilities, and reputation, to grow profitably both within the RV and manufactured housing industries and in similar markets,” said Jason Lippert. “We have made significant progress toward the integration of the acquired businesses and the completion of our other key projects. Over the next few quarters we will continue our efforts to take full advantage of these opportunities.”

“Our operating management team was further strengthened this quarter with the addition of a number of experienced and highly capable people we gained through our acquisitions and product startups,” said Scott Mereness, President of Lippert Components and Kinro. “Dedicated people have always been key to our success.”

“Drew’s results over the next few quarters will depend in part on the course of the economy,” said Zinn. “However, we continue to be optimistic about RV industry growth prospects over the long-term, and we remain confident in our ability to add new products and gain market share so that we can continue to exceed RV and manufactured housing industry growth rates. In addition, we see significant opportunities in adjacent markets, such as buses and truck caps, as well as horse, cargo and utility trailers. The acquisition of Starquest, along with the increased focus provided by our new specialty markets sales team, should accelerate our growth in these adjacent markets.”

Because of the seasonality of the RV and manufactured housing industries, historically, Drew’s operating results in the first and fourth quarters have been the weakest, while the second and third quarters are traditionally stronger. However, because of fluctuations in RV dealer inventories and volatile economic conditions, current seasonal industry trends may be different than in prior years.

Recreational Vehicle (RV) Products Segment
Drew’s RV Segment represented 82 percent of consolidated sales in the 2011 third quarter. Approximately 90 percent of the Company’s RV Segment net sales were components for travel trailer and fifth-wheel RVs, with the balance primarily comprised of components for motorhomes, buses, truck caps, and various types of cargo and utility trailers. The Company has recently expanded its line of products for motorhome RVs. Further, as a result of the Starquest acquisition, the Company expanded its line of products for buses, horse trailers and truck caps.

EXHIBIT 99.1

RV Segment net sales in the third quarter of 2011 reached $136 million, 12 percent above third quarter 2010 net sales. This compares to the 2 percent decrease in industry-wide wholesale shipments of towable RVs. Largely as a result of the acquisitions, the Company’s content per travel trailer and fifth-wheel RV for the 12 months ended September 2011 reached $2,289, compared to $2,179 for the 12 months ended September 2010. Excluding acquisitions and sales price increases, Drew’s RV Segment sales grew 5 percent in the twelve months ended September 30, 2011 as compared to the comparable period in the prior year.

Drew’s RV Segment reported operating profit of $7.7 million in the third quarter of 2011, down from $11.1 million in the 2010 third quarter. The short-term factors which adversely affected Drew’s consolidated results, as previously discussed, were largely related to the RV Segment.

“In the first quarter of 2011 industry-wide dealer inventories of towable RVs increased by nearly 21,000 units, raising some concerns that inventories were not in line with expected retail demand,” said Joseph Giordano, Drew’s Chief Financial Officer and Treasurer. “However, dealers responded quickly to slowing retail sales growth by decreasing orders thereby reducing inventories by 17,000 units from April through August 2011. Some industry analysts believe that RV dealers are likely to remain cautious in these uncertain economic times, but may take advantage of recently announced special financing promotions for deliveries this Fall, to accelerate orders.”

Manufactured Housing Products Segment
Drew reported third quarter 2011 net sales of $30 million for its Manufactured Housing Segment, up 23 percent from the comparable period in 2010, even though estimated industry-wide production of manufactured homes for the quarter was about flat with the third quarter of 2010.

The manufactured housing industry produced approximately 300 homes for FEMA during the third quarter of 2011, representing approximately 2 percent of estimated industry-wide production. It is expected that an additional 1,200 to 1,500 homes will be manufactured for FEMA in the fourth quarter. The manufactured housing industry continues to be adversely impacted by difficult credit conditions, and weakness in the broader housing market.

In the third quarter of 2011 Drew achieved significant market share gains in its door and chassis product lines, resulting in an increase in its content in the average manufactured home produced in the 12 months ended September 2011 to an estimated $1,535, compared to $1,370 for the 12 months ended September 2010. Sales in this segment also increased as a result of sales of products for mobile office units, which resulted from an acquisition this quarter.

Segment operating profit increased to $3.8 million in the third quarter of 2011, from $3.0 million in the 2010 third quarter, primarily due to the increase in sales, partially offset by increased raw material costs.

EXHIBIT 99.1

Balance Sheet and Other Items
At September 30, 2011, the Company had net debt of $7 million, as compared to net cash of $44 million at December 31, 2010. “In the first nine months of 2011, we completed four acquisitions for an aggregate purchase price of $49 million,” said Giordano. “Further, our strong operating cash flow in the nine months ended September 2011 funded the $35 million increase in non-cash working capital, which was in part due to the seasonal nature of our business, and nearly $18 million in capital expenditures.”

Accounts receivable balances remain current, with 23 days sales outstanding at September 30, 2011. Excluding the $8 million of inventory acquired through the 2011 acquisitions, inventories increased $21 million since December 2010, due to both higher raw material costs and increased inventory quantities. Inventory turnover was 6.0 for the last 12 months. “The increased inventory quantities were in part to ensure uninterrupted supply during the integration of the acquired operations,” added Giordano. “However, our present inventory levels are higher than needed on an on-going basis, based on current RV and manufactured housing industry demand, and we are working to improve inventory turns on a sustainable basis.”

Capital expenditures were $7.2 million in the 2011 third quarter, while depreciation and amortization aggregated $5.1 million. Capital expenditures are expected to be $25 million for the full 2011 year. This includes $4 million for four new facilities the Company purchased, three of which the Company had previously been leasing, and $11 million for the Company’s new aluminum extrusion operation. Depreciation and amortization is expected to be approximately $20 million for the full year 2011.

Non-cash stock-based compensation was $1.1 million in the third quarter of 2011, and is expected to be $5 million to $6 million for the full year 2011.

Goodwill and other intangible assets increased by $13 million and $23 million, respectively, since December 31, 2010, primarily as a result of the four acquisitions completed this year, partially offset by normal amortization.

Conference Call & Webcast
Drew will provide a real-time audio webcast of its third quarter 2011 earnings conference call on the Company’s website, www.drewindustries.com on Wednesday, November 2, 2011 at 11:00 a.m. Eastern time. Individual investors can also listen to the call at www.companyboardroom.com.

Institutional investors can access the call via the password-protected event management site, StreetEvents (www.streetevents.com). A replay of the conference call will be available by telephone by dialing (888) 286-8010 and referencing access code 37346753. A replay will also be available on Drew’s website.

EXHIBIT 99.1

About Drew
Drew, through its wholly-owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes, including windows, doors, chassis, chassis parts, bath and shower units, axles, and upholstered furniture, and slide-out mechanisms for RVs. In addition, Drew manufactures components for modular housing, truck caps and buses, as well as for trailers used to haul boats, livestock, equipment and other cargo. Currently, from 31 factories located throughout the United States, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, acquisitions, plans and objectives of management, markets for the Company’s Common Stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 27A of the Securities Act of 1933 (the “Securities Act”).

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this press release are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release, and in our subsequent filings with the Securities and Exchange Commission.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel, steel-based components, and aluminum) and other components, availability of credit for financing the retail and wholesale purchase of manufactured homes and recreational vehicles (“RVs”), availability and costs of labor, inventory levels of retail dealers and manufacturers, levels of repossessed manufactured homes and RVs, changes in zoning regulations for manufactured homes, sales declines in the RV or manufactured housing industries, the financial condition of our customers, the financial condition of retail dealers of RVs and manufactured homes, retention and concentration of significant customers, the successful integration of recent acquisitions, interest rates, oil and gasoline prices, and the outcome of litigation. In addition, international, national and regional economic conditions and consumer confidence affect the retail sale of RVs and manufactured homes.

EXHIBIT 99.1

DREW INDUSTRIES INCORPORATED
OPERATING RESULTS
(unaudited)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,		Last Twelve
(In thousands, except per share amounts)	2011	2010	2011	2010	Months

Net sales	$521,570	$466,552	$166,689	$146,833	$627,773
Cost of sales	409,631	363,467	134,688	114,965	492,749
Gross profit	111,939	103,085	32,001	31,868	135,024
Selling, general and administrative expenses	69,362	62,337	22,877	19,248	87,846
Other (income)	(79)	(79)	(79)	(79)	(79)
Operating profit	42,656	40,827	9,203	12,699	47,257
Interest expense, net	197	168	78	28	247
Income before income taxes	42,459	40,659	9,125	12,671	47,010
Provision for income taxes	16,488	15,757	3,506	4,689	17,907
Net income	$25,971	$24,902	$5,619	$7,982	$29,103

Net income per common share:
Basic	$1.17	$1.13	$0.25	$0.36	$1.31
Diluted	$1.16	$1.12	$0.25	$0.36	$1.30

Weighted average common shares outstanding:
Basic	22,254	22,118	22,273	22,129	22,225
Diluted	22,427	22,262	22,447	22,262	22,389

Depreciation and amortization	$15,069	$12,726	$5,053	$4,269	$19,430
Capital expenditures	$17,721	$7,706	$7,178	$3,235	$20,163

DREW INDUSTRIES INCORPORATED
SEGMENT RESULTS
(unaudited)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
(In thousands)	2011	2010	2011	2010

Net sales:
RV Segment	$439,656	$390,678	$136,228	$122,052
MH Segment	81,914	75,874	30,461	24,781
Total net sales	$521,570	$466,552	$166,689	$146,833

Operating profit:
RV Segment	$40,370	$37,997	$7,745	$11,104
MH Segment	8,963	8,241	3,786	2,939
Total segment operating profit	49,333	46,238	11,531	14,043
Corporate	(5,846)	(5,814)	(1,803)	(1,870)
Other non-segment items	(831)	403	(525)	526
Total operating profit	$42,656	$40,827	$9,203	$12,699

EXHIBIT 99.1

DREW INDUSTRIES INCORPORATED
BALANCE SHEET INFORMATION
(Unaudited)

	September 30,		December 31,
(In thousands, except ratios)	2011	2010	2010

Current assets
Cash and cash equivalents	$1,472	$41,213	$38,880
Short-term investments	-	15,993	4,999
Accounts receivable, trade, less allowances	41,965	31,329	12,890
Inventories	97,765	74,121	69,328
Deferred taxes	12,142	9,879	12,142
Prepaid expenses and other current assets	6,960	6,151	4,626
Total current assets	160,304	178,686	142,865
Fixed assets, net	90,884	80,215	79,848
Goodwill	20,137	7,497	7,497
Other intangible assets, net	80,746	59,171	57,419
Deferred taxes	15,744	16,532	15,770
Other assets	3,544	3,456	3,382
Total assets	$371,359	$345,557	$306,781

Current liabilities
Accounts payable, trade	$30,106	$20,715	$11,351
Accrued expenses and other current liabilities	39,413	36,743	33,723
Total current liabilities	69,519	57,458	45,074
Long-term indebtedness	8,075	-	-
Other long-term liabilities	20,005	16,569	18,248
Total liabilities	97,599	74,027	63,322
Total stockholders’ equity	273,760	271,530	243,459
Total liabilities and stockholders’ equity	$371,359	$345,557	$306,781

Current ratio	2.3	3.1	3.2
Total indebtedness to stockholders’ equity	-	-	-

EXHIBIT 99.1

DREW INDUSTRIES INCORPORATED
SUMMARY OF CASH FLOWS
(unaudited)

	Nine Months Ended
	September 30,
(In thousands)	2011	2010

Cash flows from operating activities:
Net income	$25,971	$24,902
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	15,069	12,726
Stock-based compensation expense	3,352	2,787
Deferred taxes	26	-
Other non-cash items	751	(971)
Changes in assets and liabilities, net of business acquisitions:
Accounts receivable, net	(24,440)	(18,780)
Inventories	(20,581)	(16,650)
Prepaid expenses and other assets	(1,996)	(2,431)
Accounts payable, accrued expenses and other liabilities	18,127	18,835
Net cash flows provided by operating activities	16,279	20,418

Cash flows from investing activities:
Capital expenditures	(17,721)	(7,706)
Acquisitions of businesses	(49,340)	(21,900)
Purchase of short-term investments	-	(20,985)
Proceeds from maturity of short-term investments	5,000	18,000
Other investing activities	810	1,300
Net cash flows used for investing activities	(61,251)	(31,291)

Cash flows from financing activities:
Exercise of stock options and deferred stock units	504	190
Purchase of treasury stock	(626)	(464)
Proceeds from line of credit borrowings	48,675	-
Repayments under line of credit	(40,600)	-
Other financing activities	(389)	(5)
Net cash flows provided by (used for) financing activities	7,564	(279)

Net decrease in cash	(37,408)	(11,152)

Cash and cash equivalents at beginning of period	38,880	52,365
Cash and cash equivalents at end of period	$1,472	$41,213